Execution Version

***Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed***

DEVELOPMENT COLLABORATION AGREEMENT

by and among

VERILY LIFE SCIENCES LLC,
VERILY IRELAND LIMITED,
and
iRHYTHM TECHNOLOGIES, INC.

TABLE OF CONTENTS

1.    Definitions

2.    Governance

2.1    Establishment and Term of the JSC

2.2    Composition of the JSC

2.3    Meetings of the JSC

2.4    Responsibilities of the JSC

2.5    JSC Decision Making

2.6    Limitations on JSC Authority

2.7     Alliance Managers.

3.    Development

3.1    Development Plan

3.2    Dependencies

3.3    Subcontracting

3.4    Exclusivity

3.5    No Other Exclusive Rights or Obligations

3.6     Phase Ib Agreement

4.    Regulatory Matters

4.1    Regulatory Strategy and Filings for AF System

4.2    Regulatory Strategy and Filings for End-to-End System

4.3    Right of Reference

4.4    Clinical Trials

5.    Financial Terms

5.1    Upfront Payment

5.2    Milestone Payments

5.3    Payment Method; Late Payments

5.4    Taxes

6.    Intellectual Property Rights; Data

6.1    Ownership of Background IP

6.2    Ownership of Developed IP

6.3    Development License to Verily

6.4    Development License to IRTC

6.5    AF Algorithm Licenses

6.6    Performance by Affiliates

6.7    Data Ownership

6.8    Data License to Verily

6.9    Data License to IRTC

6.10    Patent Prosecution

6.11    No Implied Licenses

7.    Confidentiality

7.1    Confidential Information

7.2    Use of Confidential Information

7.3    Permitted Disclosures

7.4    Notification

7.5    Publicity

7.6    Publication

8.    Representations, Warranties, and Covenants

8.1    Mutual Representations and Warranties

8.2    Mutual Covenants

8.3    Verily Additional Representations and Warranties

8.4    IRTC Additional Representations and Warranties

9.    Indemnification

9.1    Indemnification by IRTC

9.2    Indemnification by Verily

9.3    Indemnification Procedures

9.4    DISCLAIMER

9.5    LIMITATION OF LIABILITY

10.    Term and Termination

10.1    Term

10.2    Termination for Bankruptcy

10.3    Termination for Material Breach

10.4    Termination by Mutual Agreement

10.5    Termination for Failure to [***]

10.6    Termination for Safety

10.7    Effects of Termination

10.8    Rights in Bankruptcy

10.9 Survival

11.    Governing Law and Dispute Resolution

11.1    Governing Law

11.2    Dispute Resolution

11.3    Intellectual Property Rights Disputes

11.4    Injunctive Relief

12.    Miscellaneous

12.1    Force Majeure

12.2    Further Assurances

12.3    Independent Contractors

12.4    Notices

12.5    Entire Agreement

12.6    Interpretation

12.7    Headings

12.8    Assignment

12.9    No Third Party Beneficiaries

12.10Amendment; Modification; Waiver

12.11Severability

12.12Counterparts

Exhibits
Exhibit 1.25Development Plan
Exhibit 7.5         Press Release
Exhibit 11.3        Binding Arbitration
DEVELOPMENT COLLABORATION AGREEMENT
This Development Collaboration Agreement (together with all schedules and exhibits, the “Agreement”), is entered into as of the date of last signature below (the “Effective Date”) by and among Verily Life Sciences LLC, organized under the laws of Delaware and having a principal place of business at 269 East Grand Avenue, South San Francisco, CA 94080 (“VLS”), Verily Ireland Limited, organized under the laws of Ireland and having a principal place of business at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (“VIL,” and together with VLS, “Verily”), and iRhythm Technologies, Inc., organized under the laws of Delaware and having a principal place of business at 650 Townsend Street, Suite 500, San Francisco, CA 94103 (“IRTC”). Each of Verily and IRTC are referred to as a “Party” and together the “Parties.”
WHEREAS, Verily is a leader in developing tools and platforms to enable more continuous health data collection for timely decision-making and effective interventions, running longitudinal studies to better understand ways to predict and prevent disease onset and progression, and transforming the way healthcare is delivered;
WHEREAS, Verily’s [***] has, prior to the Effective Date, received 510(k) Clearance from the FDA as a Class II prescription-only medical device [***];
WHEREAS, Verily intends to seek an additional 510(k) Clearance for [***] from the FDA for [***];
WHEREAS, IRTC is a leader in the development and commercialization of wearable biosensor devices, cloud-based data analytics and ambulatory ECG monitoring services redefining the way cardiac arrhythmias are detected;
WHEREAS, the Parties desire to collaborate to use the [***] and the Zio Monitor to Develop the AF System, and integrate the AF System with IRTC’s analysis and reporting system to create the End-to-End System, in each case, for technology validation and market exploration purposes and as set forth in the Development Plan.
WHEREAS, the Parties wish to enter into discussions to consider further collaboration on matters [***].
NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1.	Definitions
As used in this Agreement, the following capitalized terms will have the following meanings:

1.1	“510(k) Clearance” means an order from the FDA declaring that the device described in a 510(k) Notification is substantially equivalent to a legally marketed predicate device.

1.2
“510(k) Notification” means the premarket submission made to the FDA under § 510(k) of the FDCA (21 U.S.C. § 360(k)) to establish substantial equivalence to a legally marketed device, in accordance with 21 C.F.R. 807.92(a)(3).

1.3	“AF” means atrial fibrillation.

1.4	“AF Algorithms” means [***].

1.4.1.	“IRTC AF Algorithms” means IRTC’s algorithms for [***].

1.4.2.	“Verily AF Algorithms” means Verily’s algorithms for [***].

1.5	“AF System” means [***].

1.6
“Affiliate” means (a) with respect to Verily, the wholly-owned subsidiaries of VLS and VIL, and (b) with respect to IRTC, any Person directly or indirectly controlling, controlled by, or under common control with IRTC, where “control” is defined as the direct or indirect holding of a majority of the stock entitled to vote (or other voting interest) or to otherwise appoint and remove the management of such Person. For the avoidance of doubt, the following will not be considered Affiliates of Verily: (i) Alphabet Inc. or any subsidiaries of Alphabet Inc. other than VLS and VIL and their wholly-owned subsidiaries, (ii) Google LLC or any subsidiaries of Google LLC, (iii) Calico LLC, (iv) all portfolio companies of Google Ventures, Google Capital, and any other investment arm of VLS, VIL, or Alphabet Inc., and (v) any joint venture entity formed by VLS, VIL,, or their subsidiaries together with one or more Third Parties.

1.7	“Agreement” has the meaning set forth in the preamble.

1.8
“Applicable Law” means any federal, national, supranational, state, provincial, local, or similar statute, law, ordinance, regulation, rule, code, order, requirement, or rule of law (including common law) of any Governmental Authority applicable to a Party or activities under or relating to this Agreement.

1.9	“Background IP” means the Verily Background IP and the IRTC Background IP.

1.10	“Bankruptcy Code” means Title 11 of the United States Code.

1.11
“Business Day” means any day except: any Saturday, any Sunday, any day that is a federal legal holiday in the United States, or any day on which banking institutions in the State of California are authorized or required by law or other action of a Governmental Authority to close.

1.12
“Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1, and October 1, except that the first Calendar Quarter of the Term commences on the Effective Date and ends on the day immediately before the first to occur of January 1, April 1, July 1, or October 1 after the Effective Date, and the last Calendar Quarter ends on the last day of the Term.

1.13
“Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term commences on the Effective Date and ends on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term commences on January 1 of the year in which the Term ends and ends on the last day of the Term.

1.14
“Cardiac Monitoring Company” means any company that develops or commercializes a cardiac monitoring device or cardiac monitoring service that involves providing or facilitating ECG analysis or diagnostic tests or using an independent diagnostic testing facility or physician diagnostic reporting system. For clarity, Cardiac Monitoring Companies shall not include academic institutions, hospitals or physicians’ practices.

1.15	“Clinical Trials” means the clinical studies required by any Regulatory Authority to be conducted in order to obtain, maintain, or modify any Regulatory Approval for a product.

1.16
“Commercialize” or “Commercialization” means to promote, distribute, market, sell, have sold, offer for sale, import, export, have exported, or otherwise commercialize a product, including the Manufacture of such product in connection with any of the foregoing activities, but excluding any Clinical Trials or Validation Studies.

1.17
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, activity, or decision hereunder, such reasonable, diligent, good faith efforts to accomplish such objective, activity, or decision as a similarly situated company (with respect to such company’s size, stage of development of products, and assets) would normally use to accomplish a similar objective, activity, or decision under similar circumstances with respect to products of similar market potential, strategic importance, and profit potential (taking into account payments under this Agreement), based on conditions then prevailing and other Relevant Factors.

1.18	“Confidential Information” is defined in Section 7.1 (Confidential Information).

1.19
“Control” means, with respect to any Intellectual Property Rights, Study Data, Historical Zio Service Data, Confidential Information, or Materials, the possession of (whether by ownership, license, or permission, other than pursuant to this Agreement) the ability of a Party or its Affiliates to grant to the other Party access, a license, or a sublicense, as applicable to such Intellectual Property Rights, Study Data, Historical Zio Service Data, Confidential Information, or Materials in accordance with this Agreement without requiring the consent of, or additional payment to, a Third Party, or violating the terms of any agreement or other arrangement with or obligation to a Third Party.

1.20
“Debarred” means a Person who has been debarred under § 306(a) or (b) of the FDCA, convicted of any offenses described in such subsections, or is otherwise excluded from participating in Federal Healthcare Programs.

1.21
“Develop” or “Development” means all research and development activities with respect to a product, including activities relating to the generation, optimization, construction, and production of such product, non-clinical and pre-clinical development activities relating to the testing and qualification of such product, quality assurance and quality control development, software, hardware, firmware, and algorithm development, statistical analysis and report writing, together with clinical studies (including Clinical Trials and Validation Studies), regulatory affairs, and activities relating to obtaining, maintaining, or modifying Regulatory Approvals.

1.22
“Developed AF Algorithms” means AF Algorithms that are (a) created under the Development Plan or (b) improvements to existing AF Algorithms to the extent such improvements are created under the Development Plan. For clarity, Developed AF Algorithms include IRTC Developed AF Algorithms and Verily Developed AF Algorithms.

1.22.1.	“IRTC Developed AF Algorithms” means the Developed AF Algorithms that comprise improved (or improvements to) IRTC AF Algorithms.

1.22.2.	“Verily Developed AF Algorithms” means the Developed AF Algorithms that comprise improved (or improvements to) Verily AF Algorithms.

1.23	“Developed IP” means IRTC Developed IP, Verily Developed IP, and Jointly Developed General IP.

1.24
“Development Plan” means the plan describing the Development activities of each of the Parties for the AF System and End-to-End System, attached hereto as Exhibit 1.25 (Development Plan), with such updates made in accordance with Section 2.4 (Responsibilities of the JSC). At a minimum the Development Plan will specify (a) the activities, deliverables, and dependencies that the Parties are responsible for Developing the AF System and End-to-End System in the Field and the timelines for performing or providing such items; (b) the Materials to be provided by the Parties to each other (including maximum quantities of products to be supplied for Clinical Trials and Validation Trials); (c) allocation of responsibility for seeking Regulatory Approval for all components of the End-to-End System (other than the AF System); (d) a description of the Clinical Trials and Validation Studies (if any) to be conducted; and (e) the criteria for achieving the Milestone Events set forth in Rows 1 and 2 of Table 5.2.

1.25	“Disclosing Party” means the Party that discloses or authorizes the disclosure of Confidential Information to the other Party.

1.26	“Disease Management Competitor” means [***].

1.27
"Disease Management Platform" means a software platform providing home-centered or virtual clinical or behavioral interventions for the diagnosis or management of chronic disease condition(s); provided that Disease Management Platforms shall not include telemedicine platforms if such telemedicine platforms are only supplemental to the primary, in-person healthcare offering and facilitate the remote treatment or diagnosis of patients by physicians or other healthcare providers on an as-needed basis.

1.28	“Dispute” is defined in Section 11.2 (Dispute Resolution).

1.29	“Dispute Notice” is defined in Section 11.2 (Dispute Resolution).

1.30	“Dollars” or “$” means U.S. dollars.

1.31	“ECG” means electrocardiogram.

1.32	“Effective Date” has the meaning set forth in the preamble.

1.33	“End-to-End System” means a system integrating the AF System together with any or all of the following not already included as part of the AF System as of the Effective Date: [***].

1.34	“Executive Officers” means the chief executive officers of the Parties, or their respective designees.

1.35	“FDA” means the U.S. Food and Drug Administration.

1.36	“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act.

1.37
“Federal Healthcare Program” means the Medicare program, the Medicaid program, the Maternal and Child Health Services Block Grant program, the Block Grants for State for Social Services program, any state Children’s Health Insurance program, or any similar program.

1.38	“Field” means [***].

1.39	“Force Majeure Event” is defined in Section 12.1 (Force Majeure).

1.40
“Governmental Authority” means any supranational, international, national, state, provincial, county, city, or other local agency, authority, department, commission, board, bureau, instrumentality, or other governmental, quasi-governmental regulatory authority of any thereof, or any court, tribunal, arbitrator or judicial body, in each case acting for, with, or by empowerment of any of the foregoing.

1.41
“Historical Zio Service Data” means select data generated, received, or collected by or through the Zio Monitor or through the Zio Service, including ECG data and data analytics derived therefrom by IRTC, other than Prior Clinical Data and data generated, received, or collected in the course of performing activities under this Agreement, whether before or after the Effective Date, which select data is set forth in the Development Plan to be shared with Verily or is otherwise agreed by IRTC in writing to be provided to Verily for purposes of the Development Plan.

1.42	“Indemnification Claim Notice” is defined in Section 9.3(a) (Notice of Claim).

1.43	“Indemnified Party” is defined in Section 9.3(a) (Notice of Claim).

1.44	“Indemnifying Party” is defined in Section 9.3(a) (Notice of Claim).

1.45	“Indemnitee” is defined in Section 9.3(a) (Notice of Claim).

1.46	“Intellectual Property Rights” means all rights, title, and interests in and to, anywhere in the world, Patents, Know-How, and registered or unregistered copyrights.

1.47
“Intended Submission” a 510(k) Notification submitted by Verily to the FDA on or around the Effective Date to obtain 510(k) Clearance for the [***], as filed by Verily prior to the Effective Date in a pre-submission filing to the FDA titled [***].

1.48	“IRTC” has the meaning set forth in the preamble.

1.49
“IRTC Background IP” means any Intellectual Property Rights (a) Controlled by IRTC or its Affiliates prior to the Effective Date, or (b) that come under the Control of IRTC or its Affiliates during the Term other than in the course of performing activities pursuant to the Development Plan contemplated by this Agreement and, in each case ((a) and (b)), that are necessary or useful for the Development, Manufacture, or Commercialization of the AF System.

1.50	“IRTC Back-End Systems” means IRTC’s physician/end-user portal and diagnostic processing and reporting systems, including [***].

1.51
“IRTC Developed IP” means any Intellectual Property Rights made, invented, developed, created, conceived, or reduced to practice, solely by or on behalf of IRTC in the course of performing its obligations under the Development Plan pursuant to this Agreement.

1.52
“IRTC Improvements” means Developed IP comprising improvements to IRTC Back-End Systems, excluding any and all Developed AF Algorithms. For clarity, IRTC Improvements shall not include the AF System or improvements to [***].

1.53	“IRTC Indemnitees” is defined in Section 9.2 (Indemnification by Verily).

1.54
“IRTC Shared Know-How” means the Know-How within the IRTC Background IP that is disclosed to Verily by IRTC in the performance of the Development Plan; provided that the IRTC Shared Know-How shall not include any IRTC Back-End Systems algorithms or other software source or object code.

1.55
“Jointly Developed General IP” means any Intellectual Property Rights made, invented, developed, created, conceived, or reduced to practice, jointly by or on behalf of Verily and by or on behalf of IRTC in the course of performing their respective obligations under the Development Plan pursuant to this Agreement. Notwithstanding anything to the contrary, Jointly Developed General IP includes any Developed AF Algorithms that are not Verily Developed AF Algorithms or IRTC Developed AF Algorithms [***]; but excludes any Verily Developed AF Algorithms, IRTC Developed AF Algorithms, [***].

1.56	“Jointly Developed Patents” means all Patents included within the Jointly Developed General IP.

1.57	“JSC” is defined in Section 2.1 (Establishment of JSC).

1.58
“Know-How” means all proprietary or non-public information or Materials, whether patentable or not, including ideas, concepts, discoveries, inventions, improvements, feedback (except for Third Party System Feedback), trade secrets, products, technologies, equipment, apparatuses, source code, object code, algorithms, techniques, design rights, database rights, methods, procedures, processes, protocols, technical, medical, clinical, and other scientific data (except for Study Data and Historical Zio Service Data), or other information relating to any of the foregoing, drawings, plans, designs, diagrams, sketches, specifications, or other documents containing or relating to such information or Materials. For clarity, Know-How excludes Patents.

1.59
“Licensed IP” means, with respect to a Party, the Intellectual Property Rights under which such Party grants a license to the other Party pursuant to Section 6.3 (Development License to Verily), Section 6.4 (Development License to IRTC), or Section 6.5 (AF Algorithm Licenses), as applicable.

1.60	“Licensee” is defined in Section 10.8 (Rights in Bankruptcy).

1.61	“Licensor” is defined in Section 10.8 (Rights in Bankruptcy).

1.62	“Losses” means, collectively, liability, damage, tax, costs, loss, or expense (including reasonable outside attorneys’ fees and expenses of litigation).

1.63	“Manufacture” means activities directed to producing, manufacturing, processing, packaging, labeling, testing, shipping, and storage of a product.

1.64	“Materials” means all tangible materials provided by a Party to the other Party in connection with the activities conducted under the Development Plan.

1.65	“Milestone Event” is defined in Section 5.2 (Milestone Payments).

1.66	“Milestone Payment” is defined in Section 5.2 (Milestone Payments).

1.67	“Party” has the meaning set forth in the preamble.

1.68
“Patents” means all patents, patent applications, and any patents issuing therefrom worldwide, together with any extensions, registrations, confirmations, reissues, continuations, divisionals, continuations-in-part, reexamination certificates, substitutions, or renewals, supplemental protection certificates, term extensions (under applicable patent law or regulation), or certificates of inventions.

1.69	“Person” means any individual, partnership, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or any other entity.

1.70	[***].

1.71	“Prior Clinical Data” means all data collected in the course of conducting the clinical trial contemplated by the Prior Clinical Trial Agreement, including data from subjects.

1.72
“Prior Clinical Trial Agreement” means that certain Clinical Trial Supply Agreement by and between the Parties, effective as of October 18, 2018, as amended by that certain Amendment to the Clinical Trial Supply Agreement between the Parties dated April 16, 2019.

1.73	“Prior NDA” means that certain Non-Disclosure Agreement by and between the Parties, effective as of July 7, 2018.

1.74	“Qualified Opportunity” means [***].

1.75	“Receiving Party” means the Party receives Confidential Information from the other Party under this Agreement.

1.76
“Regulatory Approval” means, with respect to any jurisdiction, any approval (other than Reimbursement Approvals), licenses, registrations, authorizations, clearances, agreements, determinations, decisions, or allowances of any Regulatory Authority necessary or useful for the Development, Manufacture, or Commercialization of any product in such jurisdiction, including (a) approvals of investigational device exemptions, 510(k) Clearances, approvals of Premarket Approval Applications, approvals of Marketing Authorization Applications, and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations, clearances or allowances (including any prerequisite manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical, and scientific licenses.

1.77
“Regulatory Authority” means, with respect to any jurisdiction, the Governmental Authority having responsibility for granting approvals, licenses, registrations, authorizations, clearances, or allowances that are necessary or useful for the Development, Manufacture, or Commercialization of any medical device product, including the AF System or End-to-End System, in such jurisdiction.

1.78
“Reimbursement Approval” means, with respect to any jurisdiction, any approvals (other than Regulatory Approvals), licenses, registrations, authorizations, clearances, agreements, determinations, decisions, or allowances establishing the pricing or reimbursement for a product that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities negotiate, approve, or determine the price or reimbursement of a product.

1.79
“Relevant Factors” means all relevant factors that may affect the Development, or Regulatory Approval of a product, including, as applicable: the product profile, the market potential, the competitiveness of alternative products sold by Third Parties in the marketplace, the patent and other proprietary position of the product, the likelihood and timing of Regulatory Approval, including costs associated with, and probability of success of, Clinical Trials, and other relevant scientific, technical, operational, and commercial factors.

1.80	“Remaining Jointly Developed General IP” has the meaning set forth in Section 6.2 (Ownership of Developed IP).

1.81	“Representative” means a Person’s employees, independent contractors, consultants, agents, directors, officers, and permitted sublicensees.

1.82
“Study Data” means the data collected in connection with Clinical Trials or any Validation Studies conducted pursuant to the Development Plan under this Agreement, including [***]. For the avoidance of doubt, Study Data excludes Historical Zio Service Data.

1.83	[***].

1.84	“Substitution Option” has the meaning set forth in Section 4.4(d) (Supply for Clinical Trials and Validation).

1.85	“Substitution Wearable” means [***].

1.86	“Term” is defined in Section 10.1 (Term).

1.87	“Third Party” means any Person other than a Party or its Affiliates.

1.88	“Third Party Claim” means any and all demands, claims, actions, suits, and proceedings (whether criminal or civil, in contract, tort, or otherwise), in each case that are brought by a Third Party.

1.89
“Third Party System Feedback” means any feedback, comments, or suggestions received during the Term by or on behalf of IRTC or Verily directly or indirectly from any Third Parties (including partners, customers, suppliers, and manufacturers) related to the AF System, including any of the foregoing that relate to the design, performance, operation, construction, or methods of the AF System.

1.90	“U.S.” means the United States of America.

1.91	“Validation Studies” means market access studies, pilot studies, or user experience studies involving the AF System or End-to-End System as set forth in the Development Plan.

1.92	“Verily” has the meaning set forth in the preamble.

1.93
“Verily Background IP” means any Intellectual Property Rights (a) Controlled by Verily or its Affiliates prior to the Effective Date, or (b) that comes under the Control of Verily or its Affiliates during the Term other than in the course of performing activities pursuant to the Development Plan contemplated by this Agreement and, in each case ((a) and (b)), that are necessary for the Development, Manufacture or Commercialization of the End-to-End System, including as such development is contemplated under the Development Plan.

1.94
“Verily Developed IP” means any Intellectual Property Rights made, invented, developed, created, conceived, or reduced to practice, solely by or on behalf of Verily in the course of performing its obligations under the Development Plan pursuant to this Agreement.

1.95
“Verily Improvements” means Developed IP comprising improvements to the AF System, excluding any and all Developed AF Algorithms. For clarity, Verily Improvements shall not include the IRTC Back-End System or any components thereof or improvements thereto.

1.96	“Verily Indemnitees” is defined in Section 9.1 (Indemnification by IRTC).

1.97
“Verily Shared Know-How” means the Know-How within the Verily Background IP that is disclosed to IRTC by Verily in the performance of the Development Plan; provided that the Verily Background Know-How shall not include any AF System algorithms or other software source or object code.

1.98	“Zio Monitor” means IRTC’s proprietary, patented, FDA-cleared cardiac monitoring wearable biosensor technology platform and services referred to as the Zio® XT Monitor.

1.99
“Zio Service” means IRTC’s commercially-available service that includes the Zio Monitor and FDA-cleared ECG data analysis and reporting system, conducted at the independent diagnostic testing facility (IDTF).

1.94 “Zio Service Data” means any and all data generated, received, or collected by or through the Zio Monitor or through the Zio Service, including ECG data and data analytics derived therefrom by IRTC, other than in the course of performing activities under this Agreement, whether before or after the Effective Date. For clarity, Zio Service Data includes all Historical Service Data.

2.	Governance

2.1
Establishment and Term of the JSC. Within 15 Business Days after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) in accordance with this Section 2 (Governance). Unless otherwise agreed by the Parties, the JSC will be disbanded upon completion of all activities set forth in the Development Plan, including completion of all Validation Studies described in the Development Plan.

2.2
Composition of the JSC. The JSC will be comprised of two members (or more, as the Parties may agree in writing) each from Verily and IRTC. Each member of the JSC will be an employee of the Party that it represents and have the appropriate experience, decision-making authority, and expertise to perform its respective responsibilities on the JSC. One Verily JSC member and one IRTC member will serve as the co-chairperson of the JSC unless otherwise agreed to by the Parties in writing. Each Party may change its JSC members from time to time in its sole discretion, effective upon notice to the other Party of such change.

2.3
Meetings of the JSC. Unless otherwise agreed by the JSC, the JSC will meet no less frequently than two times per Calendar Year, which meetings may be in person (alternating between a site designated by Verily and IRTC) or by video or telephone conference. Specific meeting dates will be determined by agreement of the JSC. The JSC co-chairpersons will jointly (a) be responsible for setting the agenda for meetings of the JSC with input from members representing each Party, (b) be responsible for conducting the meetings of the JSC, (c) prepare and disseminate agendas and presentations no later than five Business Days in advance of each JSC meeting unless otherwise agreed to by the Parties in writing or by email, (d) prepare and disseminate minutes from each JSC meeting within five Business Days after each such meeting, and (e) ensure that the minutes set forth in the foregoing (d) are reviewed and approved in writing or by email by the Parties within five Business Days after such minutes are circulated or such minutes will be deemed final. If agreed by the JSC (as set forth in Section 2.5 (JSC Decision Making)) on a case-by-case basis, the JSC may invite non-members to participate in the discussions and meetings of the JSC; provided that any such non-members who are not employees of either Party are bound by written obligations of confidentiality and non-use provisions at least as protective of the Parties as those set forth in this Agreement and the attendance of such non-members will be subject to the prior written consent of the other Party, not to be unreasonably withheld. Each Party will bear its own expenses related to the attendance of JSC meetings by its members.

2.4	Responsibilities of the JSC. Subject to Section 2.5 (JSC Decision Making) and Section 2.6 (Limitations on JSC Authority), the JSC will:

(a)	Oversee and monitor the Parties’ progress against the Development Plan;

(b)	Propose, review and discuss potential modifications to the Development Plan;

(c)	Review, discuss, and decide whether to amend the Development Plan to include any alternatives to the Developed AF Algorithms brought to the JSC by Verily under Section 3.4(a)(C);

(d)	Monitor and advise the Parties on Clinical Trials and filings with Regulatory Authorities made pursuant to this Agreement;

(e)	Determine whether certain Milestones have been met, as set forth in Section 5.2 (Milestone Payments);

(f)	Discuss any potential future supply needs of the AF System for market access, additional Validation Studies, or other activities contemplated by this Agreement;

(g)	Form such other committees as the JSC may deem appropriate;

(h)	[***]; and

(i)	Perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the written agreement of the Parties.

2.5	JSC Decision Making. A quorum must be present for any decision to be made by the JSC. A quorum for a meeting of the JSC will require the presence of at least one JSC member from each Party. [***].

2.6
Limitations on JSC Authority. Each Party will retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in an amendment to this Agreement. Without limiting the generality of the foregoing, the JSC will not have the power to do any of the following, and any JSC approval of the following will be void:

(a)	Amend, modify, waive, or determine compliance with this Agreement;

(b)	Modify the Parties’ rights and remedies under this Agreement;

(c)	Approve, amend, modify, or waive any obligations under the Development Plan; or

(d)
Bind the Parties to financial or developmental obligations not defined in this Agreement or the Development Plan, or to take any action inconsistent with or outside the scope of this Agreement or the Development Plan.

2.7
Alliance Managers. The Parties shall additionally each appoint an alliance manager (each, an “Alliance Manager”), who must not be a member of the JSC, with responsibility for managing relationship matters between the Parties in respect of this Agreement and preparations for the JSC meetings. The name and contact information for such Alliance Manager, as well as any replacement(s) chosen by either Party in their sole discretion from time to time, shall be promptly provided to the other Party in writing. The Alliance Managers shall be responsible for preparing and circulating draft minutes of each meeting of the JSC including (a) a summary description of the discussions at the meeting and (b) a list of any actions, decisions or determinations approved by the JSC. Draft minutes shall be deemed to be finalized, true and accurate minutes of a meeting only after approved by both Parties. [***], definitive minutes of all JSC meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain.

3.	Development

3.1
Development Plan. The objective of this Agreement is to Develop the AF System, and End-to-End System for technology validation and to integrate the AF System into the End-to-End System. Each Party will use Commercially Reasonable Efforts to perform the activities assigned to such Party under the Development Plan in accordance with the applicable timelines set forth in the Development Plan. Each Party will bear its own expenses relating to the performance of its assigned activities under the Development Plan. The Development Plan may be amended from time-to-time by mutual written agreement of the Parties.

3.2
Dependencies. Each Party’s performance of the activities and delivery of the deliverables assigned to such Party under the Development Plan is dependent upon the performance of certain activities and delivery of certain deliverables by or on behalf of the other Party, as set forth in the Development Plan. Such Party’s obligation to perform any of the activities and deliver any of the deliverables assigned to such Party under the Development Plan will be suspended to the extent and for so long as such performance or delivery is delayed or prevented by the other Party’s failure to perform such activities and deliver such deliverables assigned to the other Party under the Development Plan.

3.3
Subcontracting. Neither Party may conduct its activities under the Development Plan or perform its obligations under this Agreement through any of its Affiliates or Third Parties without the other Party’s written consent; provided that the Parties acknowledge and agree that Verily may subcontract obligations and responsibilities under this Agreement, and activities under the Development Plan, that are (i) related to infrastructural platform services, including cloud computing and data storage, to Alphabet Inc. or Google LLC and (ii) related to the manufacturing of the AF System for purposes of meeting its development and supply obligations under this Agreement; and provided further that IRTC may subcontract obligations and responsibilities under this Agreement, and activities under the Development Plan, that are related to the IRTC Back-End Systems. Verily hereby represents and warrants that such subcontractors shall be subject to terms and conditions protecting and limiting the access, use, disclosure, and publication of Confidential Information of IRTC prior to performing any of Verily’s obligations and responsibilities under this Agreement.

3.4	Exclusivity.

(a)
From the Effective Date until expiration or termination of this Agreement, Verily and its Affiliates will not Develop (other than pursuant to this Agreement or as set forth in (A)(B) and (C) below), Manufacture, supply or Commercialize a wearable device utilizing [***].

(b)	[***] During the period commencing on the Effective Date and ending upon the expiration or termination of this Agreement, Verily will not, directly or indirectly through any of its Affiliates, [***].

(c)	IRTC Exclusivity.

(i)
During the period commencing on the Effective Date and ending upon the expiration or termination of this Agreement, IRTC will not, directly or indirectly through any of its Affiliates, [***]. Notwithstanding the foregoing, this Section 3.4(c)(i) shall not restrict or limit in any way (x) IRTC’s development or commercialization of the Zio Monitor or the Zio Service, whether through a Disease Management Platform or otherwise, or (y) IRTC from Developing or using AF Algorithms for internal research and development.

(ii)	In the event that IRTC is presented with a Qualified Opportunity, IRTC will, [***].

3.5
No Other Exclusive Rights or Obligations. Except as set forth in Section 3.4 (Exclusivity), nothing in this Agreement will impose any right or obligation of exclusivity on either Party. Subject to Section 3.4 (Exclusivity), Section 6 (Intellectual Property Rights; Data), and Section 7 (Confidentiality), this Agreement will not prevent either Party or its Affiliates from entering into any similar or competitive agreement with Third Parties. Nothing in this Agreement will create any obligation for the Parties to enter into subsequent agreements, to further Develop, and except as expressly set forth in Section 3.6, nothing in this Agreement will create any obligation or to enter into any discussions relating to either of the foregoing.

3.6
Phase Ib Agreement. Promptly after the JSC makes a determination to start discussions under Section 2.4 (Responsibilities of the JSC), but in no event later than twelve (12) months after the Effective Date, the Parties will enter into good faith negotiations regarding an additional agreement between the Parties (the “Phase Ib Agreement”). If applicable to the activities contemplated by the Phase 1b Agreement, the Phase1b Agreement will contain terms for Verily’s supply of AF Systems to IRTC for the activities contemplated by the Phase 1b Agreement. Nothing in this Agreement creates a binding obligation to proceed with the Phase Ib Agreement, and the terms of this Agreement, including expiration or termination thereof, remain in full force and effect in the event the Parties do not reach mutual agreement on the Phase Ib Agreement.

4.	Regulatory Matters

4.1
Regulatory Strategy and Filings for AF System. Except for the Intended Submission, Verily will determine, in consultation with IRTC, the regulatory strategy for seeking Regulatory Approval for the AF System. Verily will have the sole and exclusive right and authority to prepare, own, and maintain all filings submitted to Regulatory Authorities related to seeking Regulatory Approval and Reimbursement Approval for the AF System. From time to time, and excluding the Intended Submission, Verily will consult with and seek input or comments from IRTC with respect to such regulatory strategy and draft and final filings. Verily will consider comments and input from IRTC with respect to such regulatory strategy and filings and will provide copies of all such filings to IRTC. IRTC will promptly cooperate with Verily and provide all applicable documents and records within IRTC’s reasonable possession and control as are reasonably requested by Verily in connection with the determination of such regulatory strategy and filings for the AF System. For the avoidance of doubt, Verily will have no obligation under this Agreement to seek any Regulatory Approvals other than the Intended Submission.

4.2
Regulatory Strategy and Filings for End-to-End System. IRTC will determine the regulatory strategy for seeking Regulatory Approval for all components of the End-to-End System (other than the AF System, which will be subject to Section 4.1 (Regulatory Strategy and Filings for AF System)) in a manner consistent with any such strategy set forth in the Development Plan. IRTC will prepare, own, and maintain all filings submitted to Regulatory Authorities related to seeking Regulatory Approval for the End-to-End System other than the AF System. IRTC will provide copies of all such draft filings to Verily reasonably in advance of submission to a Regulatory Authority, and IRTC (a) will not unreasonably withhold acceptance of any comments or recommendations relating to such draft filings provided by Verily [***], and (b) will accept any comments or recommendations [***] where the failure to do so has a reasonable likelihood of adversely impacting the AF System as determined by Verily in good faith . [***]. Verily will promptly cooperate with IRTC and provide all applicable documents and records in Verily’s reasonable possession or control as are reasonably requested by IRTC in connection with the determination of such regulatory strategy and filings for the End-to-End System. The Parties will coordinate the strategy and timing for regulatory filings for the AF System and End-to-End System through the JSC.

4.3	Right of Reference.

(a)
Verily Right of Reference. IRTC hereby grants to Verily a right of reference during the Term to all Study Data, Historical Zio Service Data, and other data included in regulatory filings Controlled by IRTC or its Affiliates for the AF System or End-to-End System, solely for purposes of making the regulatory filings for the AF System contemplated in this Section 4 (Regulatory Matters). As soon as reasonably practicable, and in no event later than ten days after Verily’s written request, IRTC will deliver to Verily (to the extent not already in Verily’s possession) for filing with any Regulatory Authority designated by Verily any (i) Study Data, (ii) Prior Clinical Data and (ii) Historical Zio Service Data,, in each case as Verily reasonably deems necessary for the purpose of exercising its rights under this Section 4 (Regulatory Matters). For clarity, nothing in this Section 4.3(a) is intended to give Verily broader rights to the Historical Zio Service Data than those in Section 6.8(a).

(b)
IRTC Right of Reference. Verily hereby grants to IRTC a right of reference to all Study Data and other data included in regulatory filings (including the Intended Submission) Controlled by Verily or its Affiliates for the AF System or End-to-End System solely for purposes of making the regulatory filings for the End-to-End System contemplated in this Section 4 (Regulatory Matters). As soon as reasonably practicable, and in no event later than ten days after IRTC’s written request, Verily will deliver to IRTC (to the extent not already within IRTC’s possession) for filing with any Regulatory Authority designated by IRTC any Study Data or Prior Clinical Data that relates to the AF System or End-to-End System, as IRTC reasonably deems necessary for the purpose of exercising its rights under this Section 4 (Regulatory Matters).

4.4	Clinical Trials.

(a)
Clinical Trials for AF System. Verily will be solely responsible for conducting all Clinical Trials reasonably necessary to obtain 510(k) Clearance of the Intended Submission. Verily will have sole discretion over the conduct of such Clinical Trials (including the protocols and informed consents for such Clinical Trials), and will bear all costs and expenses associated with such Clinical Trials.

(b)
Clinical Trials for End-to-End System. IRTC will be solely responsible for conducting any Clinical Trials reasonably necessary to obtain, maintain, or modify any 510(k) Clearance for the End-to-End System. IRTC will be responsible for the design and conduct of such Clinical Trials (including the protocols and informed consents for such Clinical Trials); provided that IRTC will provide copies of all such portions of the protocol related to the distribution, use, or other aspects of the AF System to Verily reasonably in advance of submission to a Regulatory Authority or initiation of a Clinical Trial, and Verily will have the final right to approve or disapprove any such protocol involving the AF System, including to suggest revisions to such protocol involving the AF System, which approval shall not be unreasonably withheld, conditioned or delayed. IRTC will bear all costs and expenses associated with such Clinical Trials.

(c)
Validation Studies for End-to-End System. IRTC has the right, but not the obligation, to conduct any number of additional Validation Studies reasonably necessary to gather additional information regarding the use and efficacy of the End-to-End System in the Field, in each case as such studies are specified in the Development Plan, and Verily will supply the amount of AF Systems for such additional Validation Studies requested by IRTC, provided that Verily’s obligation to supply the AF System (or the Substitution Wearable if the Substitution Option is exercised) will not exceed ~~two thousand~~ AF System units in the aggregate (across all Validation Studies under this Agreement). IRTC will bear all costs and expenses associated with such Validation Studies. Notwithstanding anything to the contrary herein, IRTC will not conduct any Clinical Trials or other studies involving the AF System other than the Clinical Trials and Validation Studies specifically permitted by Section 4.4(b) (Clinical Trials for End-to-End System) and this Section 4.4(c) (Validation Studies for End-to-End System).

(d)
Supply for Clinical Trials and Validation. The Parties agree that: (a) Verily will supply the AF System to IRTC and (b) IRTC will supply the Zio Monitor and Zio System to Verily, in each case ((a) and (b)), in order for the Parties to conduct, and solely to be used for purposes of conducting, any Clinical Trials and Validation Studies in accordance with the Development Plan and this Agreement, including the limitation on the quantity of AF Systems provided by Verily for purposes of Validation Studies under Section 4.4(c) (Validation Studies for End-to-End System). If at any time during the Term, Verily seeks Regulatory Approval for a Substitution Wearable, then IRTC will (at its option) have the right, but not the obligation, to choose to receive a substantially similar supply of the Substitution Wearable instead of its supply of the AF System (the “Substitution Option”). For the avoidance of doubt, the activities under this Agreement do not include modifications, updates, or changes to the design, features, or firmware of a Substitution Wearable.

5.	Financial Terms

5.1	Upfront Payment. No later than 30 days after the Effective Date, IRTC will pay to Verily a one-time upfront payment in the amount of $5,000,000.

5.2
Milestone Payments. IRTC will make the one-time milestone payments set forth in Table 5.2 (each, a “Milestone Payment”) within 30 days following the achievement of the milestone events set forth in Table 5.2 (each, a “Milestone Event”). The JSC will be responsible for determining that Milestone 1, Milestone 2, Milestone 3, Milestone 5, and Milestone 6 have been achieved. Achievement of all other Milestones will be determined by written agreement of the Parties. Each Milestone Payment will only be payable to Verily once. The maximum total Milestone Payments payable by IRTC to Verily under this Agreement is $12,750,000.

Table 5.2 –Milestones
Milestone Event	Documentation of Milestone Event	Milestone Payments
1. [***]	[***]	[***]
2. [***]	[***]	[***]
3. [***]	[***]	[***]
4. [***]	[***]	[***]
5. [***]	[***]	[***]
6. [***]	[***]	[***]

5.3
Payment Method; Late Payments. IRTC will make all payments due to VLS hereunder in Dollars by check or wire transfer of immediately available funds into an account designated by Verily. If any undisputed payment due to VLS under this Agreement is not paid when due, then IRTC will pay interest thereon at an annual rate (but with interest accruing on a daily basis) of one percentage point over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable under Applicable Law, whichever is lower, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

5.4
Taxes. Amounts payable under this Agreement do not include any sales, use, excise, value added or other applicable taxes, tariffs or duties. The payor will make all payments to the payee under this Agreement without deduction or withholding for taxes, except to the extent that any such deduction or withholding is required by Applicable Law. Any tax required to be withheld on amounts payable under this Agreement will be paid by the payor to the appropriate Governmental Authority, and the payor will furnish the payee with proof of payment of such tax. IRTC and Verily will cooperate with respect to all documentation required by any Governmental Authority or reasonably requested by the payor to secure a reduction in the rate of applicable withholding taxes.

6.	Intellectual Property Rights; Data.

6.1
Ownership of Background IP. As between the Parties, Verily will retain sole ownership of the Verily Background IP, and IRTC will retain sole ownership of the IRTC Background IP. No ownership interest in any Background IP will transfer by virtue of this Agreement.

6.2
Ownership of Developed IP. Verily will solely and exclusively own all rights, title, and interests in and to all [***]. IRTC shall assign, and hereby assigns, to Verily all of IRTC’s and its Affiliates’ right, title and interest in and to any [***]. IRTC will solely and exclusively own all rights, title, and interests in and to all [***]. Verily shall assign, and hereby assigns, to IRTC all of Verily and its Affiliates’ right, title and interest in and to any [***]. Verily and IRTC will jointly own all rights, title, and interests in and to all [***]. Each Party shall assign, and hereby assigns, to the other Party a joint ownership interest in the [***]. If any jurisdiction requires the further consent of either Party to permit the other Party to practice or license [***] as contemplated in this Section 6.2 (Developed IP), then such Party will promptly provide such consent to the other Party upon request. In any jurisdiction in which laws do not permit the allocation of rights in this Section 6.2 (Developed IP), each Party will, and hereby does, grant to the other Party a non-exclusive, royalty-free, fully paid-up, non-transferable (other than as set forth in Section 12.8 (Assignment)) perpetual license, with the right to grant sublicenses through multiple tiers, under its interest in all [***], to make, have made, use, have used, sell, offer for sale, import, export, and otherwise practice and exploit such [***].

6.3
Development License to Verily. Subject to the terms and conditions of this Agreement, IRTC hereby grants, and agrees to grant, to Verily a non-exclusive, royalty-free, fully paid-up, non-sublicensable (except for purposes of subcontracting in accordance with Section 3.3), non-transferable (other than as set forth in Section 12.8 (Assignment)) license during the Term under the IRTC Background IP, IRTC Developed IP and the IRTC Developed AF Algorithms to (a) Develop the AF System and End-to-End System in the Field as set forth in the Development Plan, and (b) Manufacture and supply the AF System in support of the activities set forth in the Development Plan.

6.4
Development License to IRTC. Subject to the terms and conditions of this Agreement, Verily hereby grants, and agrees to grant, to IRTC a non-exclusive, royalty-free, fully paid-up, non-sublicensable (except for purposes of subcontracting in accordance with Section 3.3), non-transferable (other than as set forth in Section 12.8 (Assignment)) license during the Term under the Verily Background IP, Verily Developed IP, Verily Developed AF Algorithms and Third Party System Feedback to Develop the AF System and End-to-End System in the Field as set forth in the Development Plan.

6.5	AF Algorithm Licenses.

(a)
Subject to the terms and conditions of this Agreement, IRTC hereby grants, and agrees to grant, to Verily a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up, non-sublicensable non-transferable (other than as set forth in Section 12.8 (Assignment)) license under [***]. For clarity, the rights granted under this Section 6.5 (AF Algorithm Licenses) do not include any rights or licenses to [***].

(b)
Subject to the terms and conditions of this Agreement, Verily hereby grants, and agrees to grant, to IRTC a perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up, non-sublicensable non-transferable (other than as set forth in Section 12.8 (Assignment)) license [***]. For clarity, the rights granted under this Section 6.5 (AF Algorithm Licenses) do not include any Intellectual Property Rights in [***].

6.6
Performance by Affiliates. Either Party may exercise its rights and perform its obligations under this Agreement directly or through one or more of its Affiliates; provided, however that such Party will be responsible for the acts or omissions of its Affiliates as if such Party were itself exercising such rights or performing such obligations.

6.7
Data Ownership. As between the Parties, (a) the Parties will jointly own and continue to own all Study Data, and (b) IRTC will own and continue to own all Zio Service Data. Ownership of the Prior Clinical Data will be determined according to the Prior Clinical Trial Agreement. The Parties will secure all data consents, approvals, and permissions necessary for the other Party to exploit any of the licenses granted under Section 6.8 (Data License to Verily) or Section 6.9 (Data License to IRTC). Promptly after the Effective Date and continuing throughout the Term, each Party shall deliver to the other Party a copy of all Prior Clinical Data in such Party’s possession. Each Party shall assign, and hereby assigns, to the other Party a joint ownership interest in the Study Data, and each Party shall promptly disclose all Study Data generated by or on behalf of such Party hereunder to the other Party. For clarity, each Party will have the right to anonymize and aggregate the Study Data and Prior Clinical Data or otherwise use it for any purpose, including for commercial purposes, without accounting to the other Party, provided that the Party complies with all Applicable Laws in connection with such use of the Study Data and Prior Clinical Data and subject to Section 3.4 (Exclusivity).

6.8	Data License to Verily. Subject to the terms and conditions of this Agreement, IRTC hereby grants, and agrees to grant, to Verily:

(a)
a non-exclusive, irrevocable, royalty-free, fully paid-up, sublicensable (but only for purposes of exercising rights under Section 4.3(a)), non-transferable (other than as set forth in Section 12.8 (Assignment)) license to use the Historical Zio Service Data during the Term for purposes of performing its activities under Development Plan pursuant to this Agreement; and

(b)
a perpetual, non-exclusive, irrevocable, royalty-free, fully paid-up, sublicensable, non-transferable (other than as set forth in Section 12.8 (Assignment)) license to use the Prior Clinical Data during and after the Term for any purpose whatsoever.

6.9
Data License to IRTC. Subject to the terms and conditions of this Agreement, Verily hereby grants, and agrees to grant, to IRTC a perpetual, non-exclusive, irrevocable, royalty-free, fully paid-up, sublicensable, non-transferable (other than as set forth in Section 12.8 (Assignment)) license to use the Prior Clinical Data during and after the Term for any purpose whatsoever.

6.10	Patent Prosecution.
As between the Parties, each Party will have the sole right to prepare, file, prosecute, maintain, defend, and enforce all Patents solely owned by such Party pursuant to this Section 6 (Intellectual Property Rights; Data). As between the Parties, Verily will have the first right to prepare, file, prosecute, maintain, defend, and enforce [***]. Each Party shall provide the other Party with written notice of any Third Party infringement of [***].

6.11
No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party will be deemed to have granted the other Party any license or other right to any Intellectual Property Rights, Study Data, or Zio Service Data Controlled by such Party, whether by estoppel, implication, or otherwise.

7.	Confidentiality

7.1
Confidential Information. The Disclosing Party may disclose to the Receiving Party, and the Receiving Party may acquire during the course and conduct of activities under this Agreement, Confidential Information of the Disclosing Party. “Confidential Information” means all proprietary or confidential information disclosed under this Agreement, including technical and non-technical information conveyed from one Party to the other in any form, electronic data, and other proprietary information. Study Data and the terms of this Agreement will be the Confidential Information of both Parties, Zio Service Data will be the Confidential Information of IRTC, and the Prior Clinical Data will be the Confidential Information of the Party owning such Prior Clinical Data pursuant to the Prior Clinical Trial Agreement. “Confidential Information” will also include all “Confidential Information” under the Prior NDA. Notwithstanding any other provisions herein, Confidential Information does not include information to the extent that such information: (a) was known to the Receiving Party or any of its Affiliates prior to the time of disclosure; (b) is at the time of disclosure under this Agreement or later becomes public knowledge through no breach of this Agreement by Receiving Party or any of its Affiliates or Representatives; (c) is obtained by the Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to the Disclosing Party with respect to such information; or (d) has been independently developed by Representatives of the Receiving Party or any of its Affiliates without the aid, application, or use of, or reference to, the Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

7.2
Use of Confidential Information. The Receiving Party will take reasonable steps to safeguard the Disclosing Party’s Confidential Information from unauthorized access and use. The Receiving Party will not use the Disclosing Party’s Confidential Information except as reasonably necessary in connection with the performance of its obligations and exercise of its rights under this Agreement. The Receiving Party will not disclose the Disclosing Party’s Confidential Information, except the Receiving Party may disclose such Confidential Information to the extent reasonably necessary to the Receiving Party’s Representatives and permitted subcontractors under this Agreement who have a need to know such Confidential Information in connection with the performance of the Receiving Party’s obligations and exercise of its rights under this Agreement; provided that such Representatives and subcontractors to which Confidential Information is disclosed are bound by written obligations of confidentiality at least as stringent as those set forth in this Agreement. Notwithstanding the foregoing, the Receiving Party will remain liable for any breach of this Section 7.2 (Use of Confidential Information) as the result of any use or disclosure of such Confidential Information by any Person to which the Receiving Party has disclosed the Disclosing Party’s Confidential Information.

7.3	Permitted Disclosures.

(a)
Notwithstanding Section 7.2 (Use of Confidential Information), each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary in the following instances:

(i)
to Governmental Authorities (A) to the extent desirable to obtain, maintain, or modify Regulatory Approvals or Reimbursement Approvals for the AF System or End-to-End System in accordance with this Agreement in the Field, and (B) in order to respond to inquiries, requests, or investigations by a Governmental Authority relating to the AF System or End-to-End System or this Agreement;

(ii)
to its Representatives, advisory boards, and non-clinical and clinical investigators, in each case to the extent desirable to Develop the AF System or End-to-End System in accordance with this Agreement; provided that such Third Parties to which Confidential Information is disclosed are bound by written obligations of confidentiality at least as stringent as those set forth in this Agreement;

(iii)	in connection with prosecuting or defending litigation as permitted by this Agreement;

(iv)	to the extent necessary or desirable in order to enforce its rights under this Agreement; and

(v)	to actual or potential investors, acquirers or partners as reasonably necessary in the context of due diligence in contemplation of such a transaction.

(b)
If a Receiving Party deems it reasonably necessary to disclose the Disclosing Party’s Confidential Information pursuant to Section 7.3(a) (Permitted Disclosures), then the Receiving Party will to the extent possible give reasonable advance written notice of such disclosure to the Disclosing Party and take such measures to ensure confidential treatment of such Confidential Information as is reasonably required by the Disclosing Party, at the Receiving Party’s expense.

7.4	Notification. [***]

7.5
Publicity. Neither Party, nor any of their Affiliates (including their respective directors, officers, employees, representatives, or agents) will (a) make any public statement or disclosure regarding this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party, or (b) use the name, insignia, symbol, trademark, trade name, or logo of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance, provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time (not to exceed five days) to review and comment on any such proposed disclosure and to request confidential treatment thereof). Notwithstanding the foregoing, within four business days after the Effective Date, the Parties shall agree to the final form of a press release substantially based on the draft press release attached hereto as Exhibit 7.5 (Press Release). Each Party may issue the agreed upon final press release (which, for clarity, excludes the draft press release) in connection with the execution of this Agreement without the further consent of the other Party; [***].

7.6	Publication. Neither Party will publish the results of the Development Plan or any Developed IP without the prior written consent of the other Party, other than as permitted pursuant to Section 6.11.

8.	Representations, Warranties, and Covenants

8.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)	it is duly organized, validly existing, and in good standing under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)	it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)	the execution of this Agreement by a Representative of such Party whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

(d)	when executed and delivered by the Party, this Agreement will constitute the legal, valid and binding obligation of that Party, enforceable against that Party in accordance with its terms;

(e)	it is under no obligation to any Person that would interfere with its representations, warranties, or covenants under this Agreement;

(f)	neither it nor its Representatives performing activities and obligations under this Agreement is Debarred;

(g)	to its knowledge, no Person performing activities under this Agreement on such Party’s behalf is threatened with being Debarred.

8.2	Mutual Covenants. Each Party covenants to the other Party that during the Term:

(a)	it will retain the right, power, and authority to grant the rights granted to the other Party hereunder to the Licensed IP, pursuant to the terms of this Agreement;

(b)	it will, and will ensure that its Affiliates and Representatives, comply with Applicable Law in the exercise of its rights of performance of its obligations under this Agreement;

(c)	it will not use in any capacity the services of any Person who has been Debarred with respect to activities to be performed under this Agreement;

(d)	it will promptly notify the other Party if any Person performing any activities under this Agreement becomes Debarred; and

(e)
it will not enter into any agreement or grant any Person any rights with respect to its Licensed IP that would limit or encumber the other Party’s ability to exercise the rights and licenses granted to such other Party under this Agreement.

8.3	Verily Additional Representations and Warranties. Verily further represents and warrants to IRTC that, as of the Effective Date:

(a)
it has not entered into any agreement or granted any Person any rights with respect to Verily’s Licensed IP or the AF System that are inconsistent with the rights granted to IRTC under this Agreement or which would limit or encumber Verily’s ability to perform all of the obligations undertaken by Verily hereunder or limit or encumber IRTC’s ability to exercise the rights and licenses granted to IRTC under this Agreement;

(b)
it has valid and enforceable agreements with all current and former Representatives that assign and require assignment to Verily of all right, title, and interest, in and to Intellectual Property Rights or Study Data conceived, reduced to practice, created, or developed by such Representatives pursuant to this Agreement;

(c)
to Verily’s knowledge, no Representative of Verily has entered into any contractual obligation with any Person (including any academic or medical institution) or has had any obligation under applicable terms and conditions of employment or retention with any such Person, during or prior to the term of employment or engagement with Verily, that conflicts in any way with the work for which the Representative has been engaged by Verily to do pursuant to the Development Plan or requires the Representative to transfer or assign any rights in the Representative’s work for Verily pursuant to the Development Plan to anyone other than Verily;

(d)	it is the sole and exclusive owner of, or has a valid right or license to, the Patents within the Licensed IP Controlled by Verily;

(e)	it has the unconditional and irrevocable right, power, and authority to grant the rights granted to IRTC hereunder to the Patents within the Licensed IP Controlled by Verily;

(f)
it has not granted any licenses or other contingent or non-contingent right, title, or interest under or relating to the Patents within the Licensed IP Controlled by Verily, and is not subject to any obligation, that conflicts with this Agreement, including any Party’s representations, warranties, or obligations, or rights, or licenses hereunder; and

(g)	there are no encumbrances, liens, or security interests involving the Patents within the Licensed IP Controlled by Verily.

8.4	IRTC Additional Representations and Warranties. IRTC further represents and warrants to Verily that, as of the Effective Date:

(a)
it has not entered into any agreement or granted any Person any rights with respect to IRTC’s Licensed IP or Zio Service Data that are inconsistent with the rights granted to Verily under this Agreement or which would limit or encumber IRTC’s ability to perform all of the obligations undertaken by IRTC hereunder or limit or encumber Verily’s ability to exercise the rights and licenses granted to Verily under this Agreement;

(b)
it has valid and enforceable agreements with all current and former Representatives that assign and require assignment to IRTC of all right, title, and interest, in and to Intellectual Property Rights, Study Data, and Zio Service Data conceived, reduced to practice, created, or developed by such Representatives pursuant to this Agreement;

(c)
to IRTC’s knowledge, no Representative of IRTC has entered into any contractual obligation with any Person (including any academic or medical institution) or has had any obligation under applicable terms and conditions of employment or retention with any such Person, during or prior to the term of employment or engagement with IRTC, that conflicts in any way with the work for which the Representative has been engaged by IRTC to do pursuant to the Development Plan or requires the Representative to transfer or assign any rights in the Representative’s, work for IRTC pursuant to the Development Plan to anyone other than IRTC;

(d)	it is the sole and exclusive owner of, or has a valid right or license to, the Patents within the Licensed IP Controlled by IRTC;

(e)	it has the right, power, and authority to grant the rights granted to Verily hereunder to the Zio Service Data and to the Patents within the Licensed IP Controlled by IRTC;

(f)
it has not granted any licenses or other contingent or non-contingent right, title, or interest under or relating to the Patents within the Licensed IP Controlled by IRTC, and is not be subject to any obligation, that conflicts with or otherwise affects this Agreement, including any Party’s representations, warranties, or obligations, or rights, or licenses hereunder; and

(g)	there are no encumbrances, liens, or security interests involving the Patents within the Licensed IP Controlled by IRTC that would conflict with the rights and licenses granted to Verily hereunder.

9.	Indemnification

9.1
Indemnification by IRTC. IRTC hereby agrees to indemnify, defend, and hold Verily, its Affiliates, and their respective Representatives (collectively, the “Verily Indemnitees”) harmless from and against any and all Losses arising in connection with any and all Third Party Claims against the Verily Indemnitees arising from or relating to [***].

9.2
Indemnification by Verily. Verily hereby agrees to indemnify, defend, and hold IRTC, its Affiliates, and their respective Representatives (collectively, the “IRTC Indemnitees”) harmless from and against any and all Losses arising in connection with any and all Third Party Claims against the IRTC Indemnitees arising from or relating to [***].

9.3	Indemnification Procedures.

(a)
Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under Section 9.1 (Indemnification by IRTC) or Section 9.2 (Indemnification by Verily), as applicable (collectively, the “Indemnitees” and each, an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any Third Party Claim initiated against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 9.1 (Indemnification by IRTC) or Section 9.2 (Indemnification by Verily), as applicable. Each Indemnification Claim Notice will contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices, materials and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim or otherwise related to the allegation that preceded the indemnification claim.

(b)
Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 9.1 (Indemnification by IRTC) or Section 9.2 (Indemnification by Verily), as applicable, by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnified Party must tender sole control of the indemnified portion of the Third Party Claim to the Indemnifying Party, subject to this Section 9.3(b), Section 9.3(d) (Settlement) and the following: (a) the Indemnified Party has the right to approve controlling counsel, such approval not to be unreasonably withheld (and which approval may be withheld or withdrawn if there is a conflict of interest) and (b) the Indemnified Party may appoint its own non-controlling counsel in the defense of the Third Party Claim at its own expense. The Indemnifying Party will defend such Third Party Claim in good faith and the Indemnified Party will provide reasonable cooperation to the Indemnifying Party in defending the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense, or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and engage counsel in accordance with this Section 9.3 (Indemnification Procedures). In the event that (a) there is any delay in providing an Indemnification Claim Notice or (b) the Indemnified Party does not cooperate with the Indemnifying Party in defending the Third Party Claim, then in each case (a) or (b), if the delay or omissions materially prejudice the defense of such Third Party Claim, the Indemnifying Party’s obligations under this Section 9.3(b) will be reduced in proportion to the prejudice.

(c)
Right to Participate in Defense. Without limiting Section 9.3(b) (Control of Defense), any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnitee’s own expense unless (i) the engagement thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and engage counsel in accordance with this Section 9.3 (Indemnification Procedures), in which case, the Indemnified Party will be allowed to control the defense. In no event will the Indemnifying Party be obligated to pay for more than one Indemnitee counsel at any given time (excluding a change in counsel where representation by both counsels does not run in parallel) in connection with a given Third Party Claim; provided that local counsel engaged by controlling counsel for a discrete legal issue will not be considered an additional counsel for purposes of this Section 9.3(c).

(d)
Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Losses, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms will include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts that said Indemnified Party will be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, if the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.3(b) (Control of Defense), then the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss; provided that the Indemnifying Party obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld). The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 9.3(b) (Control of Defense) will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise, or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 9.3(b) (Control of Defense).

(e)
Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, then the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its documented, reasonable external expenses incurred in connection with such cooperation.

(f)
Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.4
DISCLAIMER. EXCEPT FOR (A) LOSSES SUBJECT TO INDEMNIFICATION BY ANY PARTY UNDER SECTION 9.1 (INDEMNIFICATION BY IRTC) OR SECTION 9.2 (INDEMNIFICATION BY VERILY), (B) BREACH OF SECTION 6 (INTELLECTUAL PROPERTY RIGHTS; DATA), OR SECTION 7 (CONFIDENTIALITY), OR (C) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, OR LOST PROFITS OR LOST REVENUES, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

9.5	LIMITATION OF LIABILITY. [***].

10.	Term and Termination

10.1
Term. This Agreement will commence on the Effective Date and, unless terminated earlier in accordance with this Section 10 (Term and Termination), will remain in full force and effect until the date that is twenty four (24) months from the Effective Date (the “Term”).

10.2
Termination for Bankruptcy. Either Party may terminate this Agreement if the other Party (a) becomes insolvent or admits its inability to pay its debts generally as they become due; (b) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, that is not fully stayed, dismissed, or vacated within 30 Business Days after filing; (c) is dissolved or liquidated or takes any corporate action for such purpose; (d) makes a general assignment for the benefit of creditors; or (e) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

10.3
Termination for Material Breach. If either Party commits a material breach of this Agreement and fails to cure any such material breach 30 days after receipt of written notice thereof from the non-breaching Party, then the non-breaching Party may terminate this Agreement by giving the breaching Party notice in writing following the expiration of such cure period during and such termination will take effect immediately upon the date of such notice from the non-breaching Party. The non-breaching Party’s failure to exercise its right to terminate this Agreement for one material breach will not prejudice its rights to terminate for any subsequent material breach. All applicable statutes of limitations, time-based defenses, and cure periods hereunder will be tolled during the pendency of any Dispute, including any dispute regarding whether a Party has materially breached this Agreement.

10.4	Termination by Mutual Agreement. The Parties may mutually agree in writing to terminate this Agreement at any time.

10.5	Termination for Failure to [***]. Either Party will have the right to terminate this Agreement if Milestone 4 is not achieved within [***] from the Effective Date.

10.6
Termination for Safety. Either Party may terminate this Agreement (or a particular Clinical Trial if the safety concern is specific to such Clinical Trial) upon at least 30 days’ written notice if (a) termination is reasonably required in order to protect the safety of study subjects in a Clinical Trial being conducted pursuant to the Development Plan, including if a serious adverse event has occurred in respect of any of the study subjects or a Regulatory Authority requires a Party to, or recommends that a Party, cease such Clinical Trial, (b) termination is reasonably necessary to avoid a material safety concern in relation to the use of the AF System or End-to-End System in accordance with this Agreement, (c) Verily is unable to obtain the applicable license, consents or approvals required from the applicable Regulatory Authority in order to conduct the necessary Clinical Trials set forth in the Development Plan, or (d) if either Party is in breach of Section 8.2(c) (Mutual Covenants - Debarment).

10.7
Effects of Termination. Upon expiration or termination of this Agreement, (a) all licenses granted by Verily under this Agreement will terminate, except for the licenses granted by Verily to IRTC (i) under Verily’s interest in [***] pursuant to Section 6.2 (Ownership of Developed IP), (ii) pursuant to Section 6.5 (AF Algorithm License), (iii) pursuant to Section 6.9 (Data License to IRTC), and (iv) otherwise under this Agreement that are strictly necessary for IRTC to conduct ongoing Clinical Trials pursuant to Section 10.7(d), but solely for the duration of such Clinical Trials; (b) all licenses granted by IRTC under this Agreement will terminate, except for the licenses granted by IRTC to Verily (i) under IRTC’s interest in [***] pursuant to Section 6.2 (Ownership of Developed IP), (ii) pursuant to Section 6.5 (AF Algorithm License), (iii) pursuant to Section 6.8(b) (Data License to Verily), (iv) otherwise under this Agreement that are strictly necessary for Verily to conduct ongoing Clinical Trials pursuant to Section 10.7(d), but solely for the duration of such Clinical Trials; (c) the Parties’ exclusivity obligations under Section 3.4 (Exclusivity) will terminate; (d) the Parties will promptly wind-down and cease all work under this Agreement and the Development Plan, except that the Parties may continue to conduct any ongoing Clinical Trials until completion of such Clinical Trials; (e) subject to the foregoing clauses, the Parties will deliver to each other any property in such Party’s possession that belongs to the other Party, including [***], Substitution Wearables, Zio Monitors, or AF Systems; (f) the Parties will cease using the other Party’s Confidential Information and will return or destroy such Confidential Information, at the Disclosing Party’s election, except, in each case, to the extent necessary to exercise its surviving rights; and (g) will promptly execute and deliver all documents reasonably necessary or useful to perfect the Parties’ respective ownership in and to all Developed IP, Verily Improvements, IRTC Improvements, Developed AF Algorithms and Third Party System Feedback in accordance with Section 6.2 (Ownership of Developed IP).

10.8	Rights in Bankruptcy.

(a)
All rights and licenses now or hereafter granted by one Party to the other Party under or under this Agreement, including pursuant to Section 6.2 (Ownership of Developed IP), Section 6.3 (Development License to Verily), Section 6.4 (Development License to IRTC), Section 6.5 (AF Algorithm Licenses), Section 6.8 (Data License to Verily), or Section 6.9 (Data License to IRTC), are for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the occurrence of any of the events set forth in Section 10.2 (Termination for Bankruptcy) with respect to the Party licensing such rights to intellectual property (“Licensor”), Licensor agrees that the other Party (“Licensee”), as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Without limiting the generality of the foregoing, the Parties intend and agree that any sale of Licensor’s assets under Section 363 of the Bankruptcy Code will be subject to Licensee’s rights under Section 365(n) of the Bankruptcy Code, that Licensee cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed under this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Licensee’s rights under this Agreement and Section 365(n) of the Bankruptcy Code without the express, contemporaneous consent of Licensee. Further, each Party agrees and acknowledges that all payments by IRTC to Verily hereunder or under any ancillary agreement hereto do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. Licensor will, during the term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. Licensor and Licensee acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) of the Bankruptcy Code include product prototypes, inventory, Study Data, Zio Service Data, and other data, Regulatory Approvals, Reimbursement Approvals, algorithms, software, hardware, prototypes, models, devices, components, and accessories. If (i) a case under the Bankruptcy Code is commenced by or against Licensor, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) Licensee elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:

(i)
provide to Licensee all such Intellectual Property Rights, Study Data, and Historical Zio Service Data (including all embodiments thereof) then licensed to Licensee hereunder held by Licensor and such successors and assigns, or otherwise available to them, immediately upon Licensee’s written request. Whenever Licensor or any of its successors or assigns provides to Licensee any of the Licensed IP (or any embodiment thereof) pursuant to this Section 10.8 (Rights in Bankruptcy), Licensee will have the right to perform Licensor’s obligations hereunder with respect to such Intellectual Property Rights, Study Data, and Historical Zio Service Data, but neither such provision nor such performance by Licensee will release Licensor from liability resulting from rejection of the license or the failure to perform such obligations; and

(ii)
not interfere with Licensee’s rights under this Agreement, or any agreement supplemental hereto, to such Intellectual Property Rights, Study Data, and Historical Zio Service Data (including such embodiments), including any right to obtain such Intellectual Property Rights, Study Data, and Historical Zio Service Data (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

(b)
All rights, powers, and remedies of Licensee provided herein are in intended to be consistent with any and all other rights, powers, and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Licensor. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Section 365(n) of the Bankruptcy Code:

(i)
the right of access to any Intellectual Property Rights (including all embodiments thereof) of Licensor, or any Third Party with whom Licensor contracts to perform an obligation of Licensor under this Agreement, and, in the case of the Third Party, that are necessary for the exercise of the licenses granted herein.

10.9
Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing prior to the effective date of expiration or termination. Any expiration or termination of this Agreement will not preclude either Party from pursuing all rights and remedies it may have hereunder at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. The rights and obligations of the Parties set forth in Section 6.2 (Ownership of Developed IP), Section 6.5 (AF Algorithm Licenses), Section 6.6 (Performance by Affiliates), Section 6.7 (Data Ownership), Section 6.8(b) (Data License to Verily), Section 6.9 (Data License to IRTC), Section 6.10 (Patent Prosecution), Section 7 (Confidentiality), Section 9 (Indemnification), Section 10.7 (Effects of Termination), Section 10.8 (Bankruptcy), and this Section 10.9 (Survival), Section 11 (Governing Law and Dispute Resolution), and Section 12 (Miscellaneous), will survive any such termination or expiration.

11.	Governing Law and Dispute Resolution

11.1
Governing Law. The rights and obligations of the Parties will be governed by, and this Agreement will be interpreted, construed, and enforced in accordance with, the laws of the State of California, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

11.2
Dispute Resolution. Except as otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between Verily and IRTC (a “Dispute”), the Parties will exclusively follow the following procedures in any attempt to resolve the dispute.

(a)	[***].

(b)	[***].

11.3
Intellectual Property Rights Disputes. Notwithstanding anything to the contrary in this Agreement, including Section 11.2 (Dispute Resolution), any Dispute relating to the scope, validity, enforceability, inventorship, ownership, or infringement of any Developed IP will be submitted to a court of competent jurisdiction in the jurisdiction in which such Developed IP was granted or arose.

11.4
Injunctive Relief. Notwithstanding Section 11.2 (Dispute Resolution), nothing contained in this Agreement will deny any Party the right to seek preliminary or emergency temporary injunctive relief from a court of competent jurisdiction pursuant to Section 11.2 (Jurisdiction), and an action for such particular purpose may be filed and maintained prior to the initiation of any arbitration pursuant to Section 11.2 (Dispute Resolution).

12.	Miscellaneous

12.1
Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by acts of God; flood, fire, earthquake, or explosion; war, terrorism, invasion, riot, or other civil unrest; embargoes or blockades; or national or regional emergency (each, a “Force Majeure Event”); provided, in each case, that (a) such Force Majeure Event is outside the reasonable control of the affected Party; (b) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue; and (c) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event. The Party not subject to such Force Majeure Event may terminate this Agreement upon notice to the other Party if such Force Majeure Event continues for a period of longer than 90 days.

12.2
Further Assurances. Each Party will, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

12.3
Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.

12.4
Notices. Any notice or notification required or permitted to be provided under this Agreement will be in writing and will be deemed given (a) upon receipt if delivered personally, (b) five days after deposited in the mail if mailed by registered or certified mail (return receipt requested) postage prepaid, or (c) on the next Business Day if sent by overnight delivery using a nationally recognized express courier service and specifying next Business Day delivery (receipt verified), to the Parties at the following addresses (or at such other address as a Party may specify by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to VLS:	Verily Life Sciences LLC 269 East Grand Avenue South San Francisco, CA 94080 Attention: General Counsel [***]

If to VIL:	Verily Ireland Limited 70 Sir John Rogerson’s Quay Dublin 2 Ireland Attention: General Counsel [***]

If to IRTC:	iRhythm Technologies Inc. 650 Townsend Street, Suite 500 San Francisco, CA 94103 Attention: Chief Financial Officer [***]

12.5
Entire Agreement. This Agreement, together with all exhibits, schedules, and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including the Prior NDA; provided that the Prior NDA will continue to govern with respect to information disclosed by the Parties to each other under the Prior NDA prior to the Effective Date and with respect to information unrelated to the subject matter of this Agreement.

12.6
Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (b) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; (d) the word “shall” will be construed to have the same meaning and effect as the word “will,” and vice versa; (e) any reference herein to any Person will be construed to include the Person’s successors and assigns; and (f) references to “written” or “in writing” include in electronic form. Unless the context otherwise requires, references herein (x) to Sections, Schedules, and Exhibits refer to the Sections, Schedules, and Exhibits attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Any exhibits and schedules referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

12.7	Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

12.8
Assignment. Neither Party may assign this Agreement, its rights or obligations, or any portion thereof without the prior written consent of the other Party, except that either Party may assign this Agreement (a) to an Affiliate, or (b) by way of sale of itself or the sale of the portion of its business to which this Agreement relates, through merger, sale of assets or sale of stock or ownership interest; provided that, in each case ((a) and (b)), the assigning Party will give the other Party prompt written notice of such assignment and the assignee will expressly agree to be bound by such Party’s obligations under this Agreement and that such sale is not primarily for the benefit of creditors; and provided further, a Party assigning this Agreement to an Affiliate will be and remain responsible for such Affiliate’s performance or non-performance under this Agreement. Any purported assignment of this Agreement or any part thereof in violation of this Section 12.8 (Assignment) will be void and without any force or effect. Subject to Section 12.8 (Assignment), this Agreement will bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

12.9
No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

12.10
Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by a duly authorized Representative of the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

12.11
Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.12
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (to which a PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(Signature page follows.)

In witness whereof, the Parties have executed this Agreement by their duly authorized Representatives, to be effective as of the Effective Date.

VERILY LIFE SCIENCES LLC
By: /s/ Andrew Conrad Name: Andrew Conrad Title: Chief Executive Officer Date: August 28, 2019

iRHYTHM TECHNOLOGIES, INC.
By: /s/ Kevin M. King Name: Kevin M. King Title: President and CEO Date: September 3, 2019

Exhibit 1.25
Development Plan

See attached

[***]

Exhibit 7.5
Press Release

[***]
Exhibit 11.3
Binding Arbitration
[***]